As filed with the Securities and Exchange Commission on May 22, 2007.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CENTRAL VIRGINIA BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1467806 (I.R.S. Employer Identification No.)

2036 New Dorset Road, P. O. Box 39, Powhatan, Virginia, 23139

(Address of Principal Executive Offices) (Zip Code)

__________________

CENTRAL VIRGINIA BANKSHARES, INC.

2006 INCENTIVE STOCK PLAN

(Full title of the plan)

Ralph Larry Lyons

President and Chief Executive Officer

Central Virginia Bankshares, Inc.

2036 New Dorset Road, P. O. Box 39

Powhatan, Virginia 23139

(804) 794-6266

(Name, address and telephone number,

including area code, of agent for service)

Copies of communications to: Charles W. Kemp, Esquire Williams Mullen Two James Center 1021 East Cary Street Richmond, Virginia 23219 (804) 643-1991

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CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.25 par value	105,000	$24.605	$2,583,525	$80

(1)

The amount of Common Stock registered hereunder includes 5,000 additional shares issuable as a result of the 5% stock dividend paid in June 2006 and shall be deemed to include any additional shares issuable as a result of any future stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the high ($24.66) and low ($24.55) prices reported on the Nasdaq National Market on May 17, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2006, File No. 000-24002;

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders to be held on May 22, 2007 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, File No. 000-24002; and

(4)	the description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A, filed on May 2, 1994.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or stockholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the stockholders, or any resolution adopted, before or after the event, by the stockholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 8.     Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation, including amendments thereto (incorporated herein by reference to Exhibit 2 to the Registrant’s Form 8-A filed with the SEC on May 2, 1994).

4.2	Bylaws (incorporated herein by reference to Exhibit 3 to the Registrant’s Form 8-A filed with the SEC on May 2, 1994).

4.3	Specimen of Registrant’s Common Stock Certificate (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A filed with the SEC on May 2, 1994).

4.4	Central Virginia Bankshares, Inc. 2006 Stock Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1). *

23.2	Consent of Yount, Hyde & Barbour, P.C.*

23.3	Consent of Mitchell Wiggins & Company, LLP.*

24	Powers of Attorney (included on Signature Page).*

____________

*Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Powhatan County, Commonwealth of Virginia, on this 22nd day of May 2007.

CENTRAL VIRGINIA BANKSHARES, INC.

By: /s/ Ralph Larry Lyons
Ralph Larry Lyons
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Ralph Larry Lyons, Charles F. Catlett, III, Robert A. Burge and Thomas R. Thornton, Jr., each of whom may act individually, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ralph Larry Lyons	President, Chief Executive Officer	May 22, 2007
Ralph Larry Lyons	and Director (Principal Executive Officer)
/s/ Charles F. Catlett, III	Senior Vice President and	May 22, 2007
Charles F. Catlett, III	Chief Financial Officer (Principal Financial Officer)
/s/ Thomas R. Thornton, Jr.	Senior Vice President and	May 22, 2007
Thomas R. Thornton, Jr.	Assistant Vice President (Principal Accounting Officer)
/s/ Kemper W. Baker, Jr.	Director	May 22, 2007
Kemper W. Baker, Jr.

/s/ John B. Larus	Director	May 22, 2007
John B. Larus
/s/ James T. Napier	Chairman of the Board of Directors	May 22, 2007
James T. Napier
/s/ Roseleen P. Rick	Director	May 22, 2007
Roseleen P. Rick
/s/ William C. Sprouse, Jr.	Director	May 22, 2007
William C. Sprouse, Jr.
/s/ Larry D. Wallace	Director	May 22, 2007
Larry D. Wallace
/s/ Phoebe P. Zarnegar	Director	May 22, 2007
Phoebe P. Zarnegar

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit
Number	Description of Exhibit

4.1	Articles of Incorporation, including amendments thereto (incorporated herein by reference to Exhibit 2 to the Registrant’s Form 8-A filed with the SEC on May 2, 1994).

4.2	Bylaws (incorporated herein by reference to Exhibit 3 to the Registrant’s Form 8-A filed with the SEC on May 2, 1994).

4.3	Specimen of Registrant’s Common Stock Certificate (incorporated herein by reference to Exhibit 1 to the Registrant’s Form 8-A filed with the SEC on May 2, 1994).

4.4	Central Virginia Bankshares, Inc. 2006 Stock Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Yount, Hyde & Barbour, P.C.*

23.3	Consent of Mitchell Wiggins & Company, LLP.*

24	Powers of Attorney (included on Signature Page).*

____________

*Filed herewith.